                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                            (AMENDMENT NO. _______)(1)

                               CHEMDEX CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    163595101
--------------------------------------------------------------------------------
                                  (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       / /    Rule 13d-1(b)

       / /    Rule 13d-1(c)

       /X/    Rule 13d-1(d)


-----------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 163595101                 13G                      Page 2 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KLEINER PERKINS CAUFIELD & BYERS VIII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VIII") 77-0431351

--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                    (a) / /     (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
     NUMBER OF                  5      SOLE VOTING POWER                      0
 SHARES BENEFICIALLY
                            -------- -------------------------------------------
      OWNED BY                  6      SHARED VOTING POWER            2,748,148
   EACH REPORTING
                            -------- -------------------------------------------
                                7      SOLE DISPOSITIVE POWER                 0
     PERSON WITH
                            -------- -------------------------------------------
                                8      SHARED DISPOSITIVE POWER       2,748,148

--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                         2,748,148
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                        / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               8.4%

--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                        PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 163595101               13G                        Page 3 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KPCB VIII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP
                  ("KPCB VIII ASSOCIATES") 94-3240818
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                    (a)  / /   (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
     NUMBER OF                  5      SOLE VOTING POWER                      0
 SHARES BENEFICIALLY
                            -------- -------------------------------------------
      OWNED BY                  6      SHARED VOTING POWER
   EACH REPORTING                      2,907,283 shares of which 2,748,148
                                       shares are directly held by KPCB VIII and
                                       159,135 shares are directly held by KPCB
    PERSON WITH                        VIII Founders Fund, L.P., a California
                                       limited partnership ("KPCB VIII FF").
                                       KPCB VIII Associates is the general
                                       partner of KPCB VIII and KPCB VIII FF.
                            -------- -------------------------------------------
                                7      SOLE DISPOSITIVE POWER                 0
                            -------- -------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       2,907,283 shares of which 2,748,148
                                       shares are directly held by KPCB VIII and
                                       159,135 shares are directly held by KPCB
                                       VIII FF. KPCB VIII Associates is the
                                       general partner of KPCB VIII and KPCB
                                       VIII FF.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       2,907,283
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                         / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                8.9%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 163595101               13G                        Page 4 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   BROOK H. BYERS
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  / /  (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
     NUMBER OF                5    SOLE VOTING POWER
 SHARES BENEFICIALLY               12,500 shares held through vested options
                                   (exercisable within 60 days)
                          -------- -------------------------------------------
      OWNED BY                6    SHARED VOTING POWER
   EACH REPORTING                  3,060,297 shares of which 2,748,148 shares
                                   are directly held by KPCB VIII, 159,135
                                   shares are directly held by KPCB VIII FF,
                                   and 153,014 shares are directly held by KPCB
                                   Life Sciences Zaibatsu Fund II, L.P., a
    PERSON WITH                    California limited partnership ("KPCB ZF
                                   II"). KPCB VIII Associates is the general
                                   partner of KPCB VIII and KPCB VIII FF. KPCB
                                   VII Associates, L.P., a California limited
                                   partnership ("KPCB VII Associates"), is the
                                   general partner of KPCB ZF II. Mr. Byers is
                                   a general partner of KPCB VIII Associates
                                   and KPCB VII Associates. Mr. Byers disclaims
                                   beneficial ownership of the shares held
                                   directly by KPCB VIII, KPCB VIII FF and KPCB
                                   ZF II.
                          -------- -------------------------------------------
                              7    SOLE DISPOSITIVE POWER
                                   12,500 shares held through vested options
                                   (exercisable within 60 days).
                           -------- -------------------------------------------
                              8    SHARED DISPOSITIVE POWER
                                   3,060,297 shares of which 2,748,148 shares
                                   are directly held by KPCB VIII, 159,135
                                   shares are directly held by KPCB VIII FF,
                                   and 153,014 shares are directly held by KPCB
                                   ZF II. KPCB VIII Associates is the general
                                   partner of KPCB VIII and KPCB VIII FF. KPCB
                                   VII Associates is the general partner of
                                   KPCB ZF II. Mr. Byers is a general partner
                                   of KPCB VIII Associates and KPCB VII
                                   Associates. Mr. Byers disclaims beneficial
                                   ownership of the shares held directly by
                                   KPCB VIII, KPCB VIII FF and KPCB ZF II.
--------------------------------------------------------------------------------
     9       Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                       3,072,797
--------------------------------------------------------------------------------
    10       Check Box if the Aggregate Amount in Row (9) Excludes Certain
             Shares*                                                        / /
--------------------------------------------------------------------------------
    11       Percent of Class Represented by Amount in Row 9                9.4%
--------------------------------------------------------------------------------
    12       Type of Reporting Person*                                        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 163595101                13G                      Page 5 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KEVIN R. COMPTON
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / / (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
     NUMBER OF                5    SOLE VOTING POWER                      0
 SHARES BENEFICIALLY
                          -------- -------------------------------------------
      OWNED BY                6    SHARED VOTING POWER
   EACH REPORTING                  3,060,297 shares of which 2,748,148
                                   shares are directly held by KPCB VIII,
                                   159,135 shares are directly held by
                                   KPCB VIII FF, and 153,014 shares are
                                   directly held by KPCB ZF II. KPCB VIII
     PERSON WITH                   Associates is the general partner of KPCB
                                   VIII and KPCB VIII FF. KPCB VII
                                   Associates is the general partner of KPCB
                                   ZF II. Mr. Compton is a general partner
                                   of KPCB VIII Associates and KPCB VII
                                   Associates. Mr. Compton disclaims
                                   beneficial ownership of the shares held
                                   directly by KPCB VIII, KPCB VIII FF and
                                   KPCB ZF II.
                           -------- -------------------------------------------
                              7    SOLE DISPOSITIVE POWER                 0
                           -------- -------------------------------------------
                              8    SHARED DISPOSITIVE POWER
                                   3,060,297 shares of which 2,748,148
                                   shares are directly held by KPCB VIII,
                                   159,135 shares are directly held by
                                   KPCB VIII FF, and 153,014 shares are
                                   directly held by KPCB ZF II. KPCB VIII
                                   Associates is the general partner of KPCB
                                   VIII and KPCB VIII FF. KPCB VII
                                   Associates is the general partner of KPCB
                                   ZF II. Mr. Compton is a general partner
                                   of KPCB VIII Associates and KPCB VII
                                   Associates. Mr. Compton disclaims
                                   beneficial ownership of the shares held
                                   directly by KPCB VIII, KPCB VIII FF and
                                   KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       3,060,297
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                        / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                9.3%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 163595101             13G                         Page 6 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   L. JOHN DOERR
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /  (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
     NUMBER OF                5    SOLE VOTING POWER                      0
 SHARES BENEFICIALLY
                          -------- -------------------------------------------
      OWNED BY                6    SHARED VOTING POWER
   EACH REPORTING                  3,060,297 shares of which 2,748,148
                                   shares are directly held by KPCB VIII,
                                   159,135 shares are directly held by
                                   KPCB VIII FF, and 153,014 shares are
   PERSON WITH                     directly held by KPCB ZF II. KPCB VIII
                                   Associates is the general partner of KPCB
                                   VIII and KPCB VIII FF. KPCB VII
                                   Associates is the general partner of KPCB
                                   ZF II. Mr. Doerr is a general partner of
                                   KPCB VIII Associates and KPCB VII
                                   Associates. Mr. Doerr disclaims
                                   beneficial ownership of the shares held
                                   directly by KPCB VIII, KPCB VIII FF and
                                   KPCB ZF II.
                          -------- -------------------------------------------
                              7    SOLE DISPOSITIVE POWER                 0
                          -------- -------------------------------------------
                              8    SHARED DISPOSITIVE POWER
                                   3,060,297 shares of which 2,748,148
                                   shares are directly held by KPCB VIII,
                                   159,135 shares are directly held by
                                   KPCB VIII FF, and 153,014 shares are
                                   directly held by KPCB ZF II. KPCB VIII
                                   Associates is the general partner of KPCB
                                   VIII and KPCB VIII FF. KPCB VII
                                   Associates is the general partner of KPCB
                                   ZF II. Mr. Doerr is a general partner of
                                   KPCB VIII Associates and KPCB VII
                                   Associates. Mr. Doerr disclaims
                                   beneficial ownership of the shares held
                                   directly by KPCB VIII, KPCB VIII FF and
                                   KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       3,060,297
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                        / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                9.3%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 163595101               13G                        Page 7 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   WILLIAM R. HEARST III
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  / /  (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
     NUMBER OF                5    SOLE VOTING POWER                      0
 SHARES BENEFICIALLY
                          -------- -------------------------------------------
      OWNED BY                6    SHARED VOTING POWER
   EACH REPORTING                  3,060,297 shares of which 2,748,148
                                   shares are directly held by KPCB VIII,
                                   159,135 shares are directly held by
                                   KPCB VIII FF, and 153,014 shares are
   PERSON WITH                     directly held by KPCB ZF II. KPCB VIII
                                   Associates is the general partner of KPCB
                                   VIII and KPCB VIII FF. KPCB VII
                                   Associates is the general partner of KPCB
                                   ZF II. Mr. Hearst is a general partner of
                                   KPCB VIII Associates and KPCB VII
                                   Associates. Mr. Hearst disclaims
                                   beneficial ownership of the shares held
                                   directly by KPCB VIII, KPCB VIII FF and
                                   KPCB ZF II.
                          -------- -------------------------------------------
                              7    SOLE DISPOSITIVE POWER                 0
                          -------- -------------------------------------------
                              8    SHARED DISPOSITIVE POWER
                                   3,060,297 shares of which 2,748,148
                                   shares are directly held by KPCB VIII,
                                   159,135 shares are directly held by
                                   KPCB VIII FF, and 153,014 shares are
                                   directly held by KPCB ZF II. KPCB VIII
                                   Associates is the general partner of KPCB
                                   VIII and KPCB VIII FF. KPCB VII
                                   Associates is the general partner of KPCB
                                   ZF II. Mr. Hearst is a general partner of
                                   KPCB VIII Associates and KPCB VII
                                   Associates. Mr. Hearst disclaims
                                   beneficial ownership of the shares held
                                   directly by KPCB VIII, KPCB VIII FF and
                                   KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       3,060,297
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                         / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                9.3%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 163595101               13G                        Page 8 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   VINOD KHOSLA
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  / /   (b) /x/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
     NUMBER OF                5    SOLE VOTING POWER                      0
 SHARES BENEFICIALLY
                          -------- -------------------------------------------
      OWNED BY                6    SHARED VOTING POWER
   EACH REPORTING                  3,060,297 shares of which 2,748,148
                                   shares are directly held by KPCB VIII,
                                   159,135 shares are directly held by
                                   KPCB VIII FF, and 153,014 shares are
   PERSON WITH                     directly held by KPCB ZF II. KPCB VIII
                                   Associates is the general partner of KPCB
                                   VIII and KPCB VIII FF. KPCB VII
                                   Associates is the general partner of KPCB
                                   ZF II. Mr. Khosla is a general partner of
                                   KPCB VIII Associates and KPCB VII
                                   Associates. Mr. Khosla disclaims
                                   beneficial ownership of the shares held
                                   directly by KPCB VIII, KPCB VIII FF and
                                   KPCB ZF II.
                          -------- -------------------------------------------
                              7    SOLE DISPOSITIVE POWER                 0
                          -------- -------------------------------------------
                              8    SHARED DISPOSITIVE POWER
                                   3,060,297 shares of which 2,748,148
                                   shares are directly held by KPCB VIII,
                                   159,135 shares are directly held by
                                   KPCB VIII FF, and 153,014 shares are
                                   directly held by KPCB ZF II. KPCB VIII
                                   Associates is the general partner of KPCB
                                   VIII and KPCB VIII FF. KPCB VII
                                   Associates is the general partner of KPCB
                                   ZF II. Mr. Khosla is a general partner of
                                   KPCB VIII Associates and KPCB VII
                                   Associates. Mr. Khosla disclaims
                                   beneficial ownership of the shares held
                                   directly by KPCB VIII, KPCB VIII FF and
                                   KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       3,060,297
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                        / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                9.3%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 163595101                   13G                   Page 9 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   JOSEPH S. LACOB
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  / /  (b) /x/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
     NUMBER OF                5    SOLE VOTING POWER                      0
 SHARES BENEFICIALLY
                          -------- -------------------------------------------
      OWNED BY                6    SHARED VOTING POWER
   EACH REPORTING                  3,060,297 shares of which 2,748,148
                                   shares are directly held by KPCB VIII,
                                   159,135 shares are directly held by
                                   KPCB VIII FF, and 153,014 shares are
   PERSON WITH                     directly held by KPCB ZF II. KPCB VIII
                                   Associates is the general partner of KPCB
                                   VIII and KPCB VIII FF. KPCB VII
                                   Associates is the general partner of KPCB
                                   ZF II. Mr. Lacob is a general partner of
                                   KPCB VIII Associates and KPCB VII
                                   Associates. Mr. Lacob disclaims
                                   beneficial ownership of the shares held
                                   directly by KPCB VIII, KPCB VIII FF and
                                   KPCB ZF II.
                          -------- -------------------------------------------
                              7    SOLE DISPOSITIVE POWER                 0
                          -------- -------------------------------------------
                              8    SHARED DISPOSITIVE POWER
                                   3,060,297 shares of which 2,748,148
                                   shares are directly held by KPCB VIII,
                                   159,135 shares are directly held by
                                   KPCB VIII FF, and 153,014 shares are
                                   directly held by KPCB ZF II. KPCB VIII
                                   Associates is the general partner of KPCB
                                   VIII and KPCB VIII FF. KPCB VII
                                   Associates is the general partner of KPCB
                                   ZF II. Mr. Lacob is a general partner of
                                   KPCB VIII Associates and KPCB VII
                                   Associates. Mr. Lacob disclaims
                                   beneficial ownership of the shares held
                                   directly by KPCB VIII, KPCB VIII FF and
                                   KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       3,060,297
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                        / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               9.3%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 163595101              13G                        Page 10 of 15 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   DOUGLAS J. MACKENZIE
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  / /  (b) /X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
--------------------------------------------------------------------------------
     NUMBER OF                5    SOLE VOTING POWER                      0
 SHARES BENEFICIALLY
                          -------- -------------------------------------------
      OWNED BY                6    SHARED VOTING POWER
   EACH REPORTING                  3,060,297 shares of which 2,748,148
                                   shares are directly held by KPCB VIII,
                                   159,135 shares are directly held by
                                   KPCB VIII FF, and 153,014 shares are
   PERSON WITH                     directly held by KPCB ZF II. KPCB VIII
                                   Associates is the general partner of KPCB
                                   VIII and KPCB VIII FF. KPCB VII
                                   Associates is the general partner of KPCB
                                   ZF II. Mr. Mackenzie is a general partner of
                                   KPCB VIII Associates and KPCB VII
                                   Associates. Mr. Mackenzie disclaims
                                   beneficial ownership of the shares held
                                   directly by KPCB VIII, KPCB VIII FF and
                                   KPCB ZF II.
                          -------- -------------------------------------------
                              7    SOLE DISPOSITIVE POWER                 0
                          -------- -------------------------------------------
                              8    SHARED DISPOSITIVE POWER
                                   3,060,297 shares of which 2,748,148
                                   shares are directly held by KPCB VIII,
                                   159,135 shares are directly held by
                                   KPCB VIII FF, and 153,014 shares are
                                   directly held by KPCB ZF II. KPCB VIII
                                   Associates is the general partner of KPCB
                                   VIII and KPCB VIII FF. KPCB VII
                                   Associates is the general partner of KPCB
                                   ZF II. Mr. Mackenzie is a general partner of
                                   KPCB VIII Associates and KPCB VII
                                   Associates. Mr. Mackenzie disclaims
                                   beneficial ownership of the shares held
                                   directly by KPCB VIII, KPCB VIII FF and
                                   KPCB ZF II.
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                       3,060,297
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                         / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                9.3%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                           Page 11 of 15 Pages


     ITEM 1(a)       NAME OF ISSUER:

                     Chemdex Corporation

     ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     1500 Plymouth Street
                     Mountain View, CA 94043

   ITEM 2(a)-(c)     NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

                     This statement is being filed by KPCB VIII Associates whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VIII Associates are set forth on Exhibit B hereto. In addition, certain general partners of KPCB VIII Associates are also general partners of KPCB VII Associates. KPCB VIII Associates is general partner to KPCB VIII and KPCB VIII FF. KPCB VII Associates is general partner to KPCB ZF II.

     ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(e)       CUSIP NUMBER:

                     163595101

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See rows 5-11 of cover pages.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Under certain circumstances set forth in the limited partnership agreements of KPCB VIII, KPCB VIII FF and KPCB ZF II, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Chemdex Corporation held by such entity. No such partner's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable

                                                           Page 12 of 15 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 14, 2000

BROOK H. BYERS                          KPCB VIII ASSOCIATES, L.P., A
KEVIN R. COMPTON                        CALIFORNIA LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
DOUGLAS J. MACKENZIE


Signature: /s/ Michael S. Curry         Signature:    /s/ Brook H. Byers
           --------------------------                 --------------------------
           Michael S. Curry                           Brook H. Byers
           Attorney-in-Fact                           A General Partner

                                        KLEINER PERKINS CAUFIELD & BYERS
                                        VIII, L.P., A CALIFORNIA LIMITED
                                        PARTNERSHIP

                                        By KPCB VIII Associates, L.P., a
                                        California Limited Partnership, its
                                        General Partner


                                        Signature:    /s/ Brook H. Byers
                                                      --------------------------
                                                      Brook H. Byers
                                                      A General Partner

                                                          Page 13 of 15 Pages

                                  EXHIBIT INDEX


                                                                          Found on
                                                                        Sequentially
Exhibit                                                                 Numbered Page
-------                                                                 -------------
Exhibit A:  Agreement of Joint Filing                                         14

Exhibit B:  List of General Partners of KPCB VIII Associates                  15



                                                           Page 14 of 15 Pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 14, 2000, containing the information required by Schedule 13G, for the Shares of Chemdex Corporation, held by Kleiner Perkins Caufield & Byers VIII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:      February 14, 2000

BROOK H. BYERS                                KPCB VIII ASSOCIATES, L.P., A
KEVIN R. COMPTON                              CALIFORNIA LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
DOUGLAS J. MACKENZIE


Signature:  /s/ Michael S. Curry           Signature:    /s/ Brook H. Byers
            --------------------------                   -----------------------
            Michael S. Curry                             A General Partner
            Attorney-in-Fact

                                           KLEINER PERKINS CAUFIELD & BYERS
                                           VIII, L.P., A CALIFORNIA LIMITED
                                           PARTNERSHIP

                                           By KPCB VIII Associates, L.P., a
                                           California Limited Partnership, its
                                           General Partner


                                           Signature:    /s/ Brook H. Byers
                                                         -----------------------
                                                         Brook H. Byers
                                                         A General Partner

                                                           Page 15 of 15 Pages

                                    EXHIBIT B

                               GENERAL PARTNERS OF
             KPCB VIII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

         Set forth below, with respect to each general partner of KPCB VIII Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.   (a) Brook H. Byers*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

2.   (a) Kevin R. Compton*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

3.   (a) L. John Doerr*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

4.   (a) William R. Hearst III*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

5.   (a) Vinod Khosla*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

6.   (a) Joseph S. Lacob*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

7.   (a) Douglas J. Mackenzie*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen


* Listed individual is also a general partner of KPCB VII Associates, L.P., a California limited partnership.